Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810

HCA Reports Second Quarter 2015 Results

Nashville, Tenn., August 5, 2015 – HCA Holdings, Inc. (NYSE: HCA) today announced financial and operating results for the second quarter ended June 30, 2015.

Key second quarter metrics (all percentage changes compare 2Q 2015 to 2Q 2014 unless noted):

•	Revenues increased 7.2 percent to $9.897 billion

•	Net income attributable to HCA Holdings, Inc. totaled $507 million, or $1.18 per diluted share

•	Net income per diluted share excluding losses on sales of facilities and losses on retirement of debt, was $1.37 per diluted share for 2Q 2015

•	Adjusted EBITDA totaled $2.008 billion

•	Cash flows from operations totaled $1.057 billion

•	Same facility equivalent admissions increased 4.9 percent while same facility admissions increased 4.1 percent

•	Same facility revenue per equivalent admission increased 1.2 percent

•	Same facility revenue per equivalent admission increased 2.8 percent, after excluding from revenues the $142 million Texas Medicaid Waiver adjustment in 2Q 2014

Revenues in the second quarter increased to $9.897 billion, compared to $9.230 billion in the second quarter of 2014. Net income attributable to HCA Holdings, Inc. totaled $507 million, or $1.18 per diluted share, compared to $483 million, or $1.07 per diluted share, in the second quarter of 2014. Adjusted EBITDA totaled $2.008 billion compared to $2.000 billion in the second quarter of 2014. Adjusted EBITDA is a non-GAAP financial measure. A table reconciling net income attributable to HCA Holdings, Inc. to Adjusted EBITDA is included in this release.

The second quarter 2015 results include losses on retirement of debt of $125 million, or $0.18 per diluted share, and losses on sales of facilities of $5 million, or $0.01 per diluted share. Second quarter 2014 results include losses on retirement of debt of $226 million, or $0.32 per diluted share, and gains on sales of facilities of $11 million, or $0.02 per diluted share. The second quarter 2014 results also include a $142 million, or $0.20 per diluted share, adjustment to increase Medicaid revenues related to the receipt of reimbursements in excess of our estimates for the indigent care component of the Texas Medicaid Waiver Program for the program year ended September 30, 2013.

Same facility admissions for the second quarter of 2015 increased 4.1 percent, while same facility equivalent admissions increased 4.9 percent. Same facility emergency room visits for the second quarter of 2015 increased 7.4 percent from the prior year’s second quarter. Same facility inpatient surgeries increased 2.0 percent while same facility outpatient surgeries increased 1.0 percent compared to the prior year.

Same facility revenue per equivalent admission increased 1.2 percent for the second quarter of 2015. Same facility revenue per equivalent admission increased 2.8 percent in the second quarter of 2015 compared to the prior year’s second quarter, after adjusting second quarter 2014 revenues to exclude the impact of the $142 million adjustment to increase revenues related to the Texas Medicaid Waiver Program.

During the second quarter of 2015, salaries and benefits, supplies and other operating expenses totaled $7.917 billion, or 80.0 percent of revenues, compared to $7.274 billion, or 78.8 percent of revenues, in the second quarter of 2014.

Six Months Ended June 30, 2015

Revenues for the six months ended June 30, 2015 totaled $19.573 billion compared to $18.062 billion in the same period of 2014. Net income attributable to HCA Holdings, Inc. was $1.098 billion, or $2.54 per diluted share, compared to $830 million, or $1.82 per diluted share, for the first six months of 2014. Results for the six months ended June 30, 2015 include gains on sales of facilities of $4 million and losses on retirement of debt of $125 million, or $0.18 per diluted share. Results for the six months ended June 30, 2014 include gains on sales of facilities of $32 million, or $0.04 per diluted share, losses on retirement of debt of $226 million, or $0.31 per diluted share, and legal claim costs of $78 million, or $0.11 per diluted share. The second quarter of 2014 results also includes a $142 million, or $0.20 per diluted share, adjustment to increase revenues associated with the Texas Medicaid Waiver Program.

Balance Sheet and Cash Flows from Operations

As of June 30, 2015, HCA Holdings, Inc.’s balance sheet reflected cash and cash equivalents of $673 million, total debt of $29.737 billion, and total assets of $31.710 billion. During the second quarter of 2015, capital expenditures totaled $558 million, excluding acquisitions. Cash flows provided by operating activities in the quarter totaled $1.057 billion compared to $1.250 billion in the second quarter of 2014. The $193 million decline in cash flows from operating activities related primarily to increases in income tax payments in the second quarter of 2015.

As of June 30, 2015, HCA’s leverage ratio as measured by Total Debt/Adjusted EBITDA was 3.84x, compared to 3.96x as of December 31, 2014.

During the second quarter of 2015, the Company repurchased $574 million, or 7,346,850 shares of its common stock and through June 30, 2015, has repurchased $940 million, or 12,552,244 shares of its common stock. The Company had $1.060 billion remaining under its existing repurchase authorizations as of June 30, 2015.

As of June 30, 2015, HCA operated 168 hospitals and 112 freestanding surgery centers.

2015 Guidance

The Company now anticipates Adjusted EBITDA and Adjusted EPS for the year ending December 31, 2015, to be near the high-end of its previously issued guidance range of $7.55 to $7.85 billion and $4.90—$5.30 per diluted share, respectively.

2015 Guidance

Revenues	$39.0 - $40.0 billion
Adjusted EBITDA	$7.55 - $7.85 billion
Adjusted EPS (diluted)	$4.90 - $5.30
Capital Expenditures	Approximately $2.5 billion

The Company’s 2015 guidance contains a number of assumptions, including:

•	The Company estimates approximately 6 to 7 percent of Adjusted EBITDA would be attributable to the Patient Protection and Affordable Care Act (Health Reform Law);

•	EHR incentive income of $40-$50 million and EHR expenses in a range of $30-$40 million, as compared to EHR incentive income of $125 million and EHR expenses of $112 million in 2014;

•	Completion of $1 billion share repurchase authorized in February 2015, but does not include repurchases under the additional $1.0 billion authorized in May 2015;

•	An increase in share-based compensation expense to approximately $224 million from $163 million in 2014;

•	Guidance excludes the impact of items such as, but not limited to, gains or losses on sales of facilities, losses on retirement of debt, legal claim costs and impairments of long-lived assets;

•	Guidance does not include any anticipated contribution in 2015 from certain items which impacted 2014 Adjusted EBITDA, including: (i) a $142 million increase to Medicaid revenues reflecting payments in excess of our estimates for the indigent care component of the Texas Medicaid Waiver Program for the program year ended September 30, 2013, and recorded in the 2nd quarter of 2014, and (ii) $90 million in Medicare revenues recorded in 3Q 2014 in settlement for certain claims denied by Recovery Audit Contractors (“RAC”); and

•	Guidance no longer assumes a $70 million reduction in Medicaid revenues related to the Texas Medicaid Waiver Program.

Earnings Conference Call

HCA will host a conference call for investors at 9:00 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: https://event.webcasts.com/starthere.jsp?ei=1070626 or through the Company’s Investor Relations web page, www.hcahealthcare.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include statements that do not relate solely to historical or current facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the effects related to the implementation of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Health Reform Law”), possible delays in or complications related to implementation of the Health Reform Law, court challenges, the possible enactment of additional federal or state health care reforms and possible changes to the Health Reform Law and other federal, state or local laws or regulations affecting the health care industry, (3) the effects related to the continued implementation of the sequestration spending reductions required under the Budget Control Act of 2011 (the “BCA”), and related legislation extending these reductions, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (4) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in Medicare, Medicaid and other state programs, including Medicaid upper payment limit programs or waiver programs, that may impact reimbursements to health care providers and insurers, (7) the highly competitive nature of the health care business, (8) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under managed care agreements, the ability to enter into and renew managed care provider agreements on acceptable terms and the impact of consumer driven health plans and physician utilization trends and practices, (9) the efforts of insurers, health care providers and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) the emergence and effects related to infectious diseases, including Ebola; (16) future divestitures which may result in charges and possible impairments of long-lived assets, (17) changes in business strategy or development plans, (18) delays in receiving payments for services provided, (19) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (20) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (21) our ongoing ability to demonstrate meaningful use of certified electronic health record technology and recognize income for the related Medicare or Medicaid incentive payments, and (22) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2014 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA” as used throughout this release refer to HCA Holdings, Inc. and its affiliates.

HCA Holdings, Inc.

Condensed Consolidated Comprehensive Income Statements

Second Quarter

(Dollars in millions, except per share amounts)

	2015		2014
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$10,932		$9,958
Provision for doubtful accounts	1,035		728

Revenues	9,897	100.0%	9,230	100.0%

Salaries and benefits	4,492	45.4	4,098	44.4
Supplies	1,670	16.9	1,532	16.6
Other operating expenses	1,755	17.7	1,644	17.8
Electronic health record incentive income	(18)	(0.2)	(35)	(0.4)
Equity in earnings of affiliates	(10)	(0.1)	(9)	(0.1)
Depreciation and amortization	469	4.8	454	4.9
Interest expense	425	4.3	427	4.6
Losses (gains) on sales of facilities	5	—	(11)	(0.1)
Losses on retirement of debt	125	1.3	226	2.5

	8,913	90.1	8,326	90.2

Income before income taxes	984	9.9	904	9.8
Provision for income taxes	319	3.2	272	3.0

Net income	665	6.7	632	6.8
Net income attributable to noncontrolling interests	158	1.6	149	1.6

Net income attributable to HCA Holdings, Inc.	$507	5.1	$483	5.2

Diluted earnings per share	$1.18		$1.07
Shares used in computing diluted earnings per share (millions)	429.369		453.009
Comprehensive income attributable to HCA Holdings, Inc.	$561		$516

HCA Holdings, Inc.

Condensed Consolidated Comprehensive Income Statements

For the Six Months Ended June 30, 2015 and 2014

(Dollars in millions, except per share amounts)

	2015		2014
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$21,254		$19,641
Provision for doubtful accounts	1,681		1,579

Revenues	19,573	100.0%	18,062	100.0%

Salaries and benefits	8,890	45.4	8,148	45.1
Supplies	3,308	16.9	3,064	17.0
Other operating expenses	3,472	17.7	3,289	18.2
Electronic health record incentive income	(37)	(0.2)	(65)	(0.4)
Equity in earnings of affiliates	(29)	(0.1)	(18)	(0.1)
Depreciation and amortization	942	4.9	901	5.0
Interest expense	844	4.3	887	4.9
Gains on sales of facilities	(4)	—	(32)	(0.2)
Losses on retirement of debt	125	0.6	226	1.3
Legal claim costs	—	—	78	0.4

	17,511	89.5	16,478	91.2

Income before income taxes	2,062	10.5	1,584	8.8
Provision for income taxes	677	3.4	498	2.8

Net income	1,385	7.1	1,086	6.0
Net income attributable to noncontrolling interests	287	1.5	256	1.4

Net income attributable to HCA Holdings, Inc.	$1,098	5.6	$830	4.6

Diluted earnings per share	$2.54		$1.82
Shares used in computing diluted earnings per share (millions)	432.329		455.220
Comprehensive income attributable to HCA Holdings, Inc.	$1,131		$888

HCA Holdings, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

	Second Quarter		For the Six Months Ended June 30,
	2015	2014	2015	2014
Revenues	$9,897	$9,230	$19,573	$18,062

Net income attributable to HCA Holdings, Inc.	$507	$483	$1,098	$830
Losses (gains) on sales of facilities (net of tax)	3	(7)	(3)	(20)
Losses on retirement of debt (net of tax)	79	143	79	143
Legal claim costs (net of tax)	—	—	—	49

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs (a)	589	619	1,174	1,002
Depreciation and amortization	469	454	942	901
Interest expense	425	427	844	887
Provision for income taxes	367	351	722	598
Net income attributable to noncontrolling interests	158	149	287	256

Adjusted EBITDA (a)	$2,008	$2,000	$3,969	$3,644

Diluted earnings per share:
Net income attributable to HCA Holdings, Inc.	$1.18	$1.07	$2.54	$1.82
Losses (gains) on sales of facilities	0.01	(0.02)	—	(0.04)
Losses on retirement of debt	0.18	0.32	0.18	0.31
Legal claim costs	—	—	—	0.11

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs(a)	$1.37	$1.37	$2.72	$2.20

Shares used in computing diluted earnings per share (millions)	429.369	453.009	432.329	455.220

(a)	Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and GAAP net income attributable to HCA Holdings, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that gains (losses) on sales of facilities, losses on retirement of debt and legal claim costs will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Holdings, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	June 30,	March 31,	December 31,
	2015	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$673	$586	$566
Accounts receivable, less allowance for doubtful accounts of $4,798, $4,692 and $5,011	5,804	5,928	5,694
Inventories	1,348	1,287	1,279
Deferred income taxes	376	304	366
Other	1,092	1,025	1,025

Total current assets	9,293	9,130	8,930

Property and equipment, at cost	33,803	33,293	32,980
Accumulated depreciation	(19,243)	(18,901)	(18,625)

	14,560	14,392	14,355

Investments of insurance subsidiaries	404	435	494
Investments in and advances to affiliates	182	181	165
Goodwill and other intangible assets	6,484	6,415	6,416
Other	787	735	620

	$31,710	$31,288	$30,980

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,884	$1,973	$2,035
Accrued salaries	1,282	1,180	1,370
Other accrued expenses	1,770	1,982	1,737
Long-term debt due within one year	1,374	2,037	338

Total current liabilities	6,310	7,172	5,480

Long-term debt, less net debt issuance costs of $167, $220 and $219	28,363	27,406	29,088
Professional liability risks	1,132	1,095	1,078
Income taxes and other liabilities	1,860	1,837	1,832
EQUITY (DEFICIT)
Stockholders’ deficit attributable to HCA Holdings, Inc.	(7,406)	(7,620)	(7,894)
Noncontrolling interests	1,451	1,398	1,396

Total deficit	(5,955)	(6,222)	(6,498)

	$31,710	$31,288	$30,980

HCA Holdings, Inc.

Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2015 and 2014

(Dollars in millions)

	2015	2014
Cash flows from operating activities:
Net income	$1,385	$1,086
Adjustments to reconcile net income to net cash provided by operating activities:
Decrease in cash from operating assets and liabilities:
Accounts receivable	(1,784)	(1,827)
Provision for doubtful accounts	1,681	1,579

Accounts receivable, net	(103)	(248)
Inventories and other assets	(195)	(219)
Accounts payable and accrued expenses	(117)	(105)
Depreciation and amortization	942	901
Income taxes	(101)	(94)
Gains on sales of facilities	(4)	(32)
Losses on retirement of debt	125	226
Legal claim costs	—	78
Amortization of debt issuance costs	19	23
Share-based compensation	103	77
Other	21	—

Net cash provided by operating activities	2,075	1,693

Cash flows from investing activities:
Purchase of property and equipment	(1,004)	(913)
Acquisition of hospitals and health care entities	(95)	(27)
Disposition of hospitals and health care entities	22	32
Change in investments	67	43
Other	1	1

Net cash used in investing activities	(1,009)	(864)

Cash flows from financing activities:
Issuance of long-term debt	4,048	3,502
Net change in revolving credit facilities	(300)	340
Repayment of long-term debt	(3,644)	(3,482)
Distributions to noncontrolling interests	(237)	(197)
Payment of debt issuance costs	(33)	(49)
Repurchase of common stock	(940)	(750)
Income tax benefits	197	75
Other	(50)	(24)

Net cash used in financing activities	(959)	(585)

Change in cash and cash equivalents	107	244
Cash and cash equivalents at beginning of period	566	414

Cash and cash equivalents at end of period	$673	$658

Interest payments	$810	$899
Income tax payments, net	$581	$517

HCA Holdings, Inc.

Operating Statistics

			For the Six Months
	Second Quarter		Ended June 30,
	2015	2014	2015	2014
Operations:
Number of Hospitals	168	165	168	165
Number of Freestanding Outpatient Surgery Centers	112	115	112	115
Licensed Beds at End of Period	43,647	43,025	43,647	43,025
Weighted Average Licensed Beds	43,619	43,020	43,536	42,989
Reported:
Admissions	464,200	442,800	935,100	887,900
% Change	4.8%		5.3%
Equivalent Admissions	778,200	734,200	1,547,600	1,447,200
% Change	6.0%		6.9%
Revenue per Equivalent Admission	$12,719	$12,570	$12,648	$12,480
% Change	1.2%		1.3%
Inpatient Revenue per Admission	$12,381	$12,529	$12,386	$12,308
% Change	-1.2%		0.6%
Patient Days	2,267,700	2,135,600	4,611,200	4,332,800
% Change	6.2%		6.4%
Equivalent Patient Days	3,802,300	3,542,500	7,631,600	7,062,500
% Change	7.3%		8.1%
Inpatient Surgery Cases	131,800	128,700	261,900	255,000
% Change	2.4%		2.7%
Outpatient Surgery Cases	228,300	225,000	442,800	435,500
% Change	1.5%		1.7%
Emergency Room Visits	2,007,400	1,849,800	3,989,400	3,614,800
% Change	8.5%		10.4%
Outpatient Revenues as a Percentage of Patient Revenues	39.9%	38.0%	38.8%	37.5%
Average Length of Stay	4.9	4.8	4.9	4.9
Occupancy	57.1%	54.6%	58.5%	55.7%
Same Facility:
Admissions	459,700	441,800	926,800	885,900
% Change	4.1%		4.6%
Equivalent Admissions	768,100	732,000	1,528,300	1,443,100
% Change	4.9%		5.9%
Revenue per Equivalent Admission	$12,727	$12,574	$12,656	$12,485
% Change	1.2%		1.4%
Inpatient Revenue per Admission	$12,416	$12,540	$12,429	$12,319
% Change	-1.0%		0.9%
Inpatient Surgery Cases	130,700	128,200	260,000	253,400
% Change	2.0%		2.6%
Outpatient Surgery Cases	224,300	222,000	435,400	429,700
% Change	1.0%		1.3%
Emergency Room Visits	1,978,300	1,842,600	3,942,000	3,603,100
% Change	7.4%		9.4%